Exhibit 99.2
NEWS RELEASE
NEW PUBLICATION HIGHLIGHTS 2-YEAR DURABILITY AND EFFECTIVENESS OF MACROPLASTIQUE®
MINNEAPOLIS, MN, March 3, 2010 — Uroplasty, Inc. (NYSE Amex: UPI) highlighted results from a two-year, multicenter clinical study of Macroplastique that will be published in the April 2010 print edition of The Journal of Urology®. The 24-month study evaluated the durability of Macroplastique for stress urinary incontinence in women with previously documented success at 12 months. Substantial, durable results were sustained during 2 years with 84% of patients maintaining significant improvement from their 12-month assessment. Additionally, 67% of the patients implanted with Macroplastique were dry at the 24-month follow-up visit.
“This study clearly demonstrates that Macroplastique provides a high level of long-term effectiveness,” said Uroplasty Chief Executive Officer and President David Kaysen. “The effectiveness means major improvements in quality of life for women who previously suffered from unwanted urinary leakage. While other urethral bulking agents may be absorbed into the body, potentially diminishing their clinical benefit, Macroplastique is composed of a permanent silicone elastomer that contributes to sustained, measurable patient improvement,” added Mr. Kaysen.
The study, titled “Durability of Urethral Bulking Agent Injection for Female Stress Urinary Incontinence: 2-Year Multicenter Study Results” followed 67 Macroplastique patients with successful outcomes at 12 months for up to 24 months. Highlights of the study include:
•	84% of patients had sustained success from 12 months to 24 months
•	67% of patients were dry at 24 months
•	Of the 38 dry patients at 12 months, 87% maintained their cure at 24 months
•	41% who were considered improved at 12 months were dry at 24 months
•	Overall “Incontinence Quality of Life” scores and all subscale scores showed statistically significant improvements
•	Patient and physician assessments rated 85% of patients dry or markedly improved at 24 months
“This long term, multicenter study of Macroplastique demonstrated sustained results over two years,” said Dr. Gamal Ghoniem of the Cleveland Clinic Florida and the study’s primary author. “Using widely accepted outcome measures, we confirmed that patients sustained clinical improvements over a prolonged period of time. This positively impacted their quality of life and delayed the need for further treatment. This study further supports the strong scientific evidence of the effectiveness of Macroplastique for the treatment of stress urinary incontinence,” concluded Dr. Ghoniem.
Macroplastique is an injectable soft-tissue urethral bulking agent for treating adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency.
Macroplastique is made up of two parts — a water-soluble gel that is absorbed and removed from the body in urine and a synthetic, rubber-like, silicone elastomer implant material that is permanent and not absorbed by the body. This permanent material causes the bulking effect around the urethra after implantation.
“The study highlighted the durability and efficacy of Macroplastique, which has been the leading urethral bulking agent in Europe for over 18 years,” added Mr. Kaysen. “Macroplastique is being used by urologists across the United Stated because it offers sustained clinical results. We anticipate the Macroplastique market share to continue to grow as physicians and patients search for lasting solutions for female stress urinary incontinence,” concluded Mr. Kaysen.
In addition to Dr. Ghoniem, the contributing authors included Dr. Jacques Corcos, McGill Urology Associates, Montreal, Canada, Dr. Craig Comiter, University of Arizona, Dr. O. Lenaine Westney, University of Texas, and Dr. Sender Herschorn, University of Toronto, Canada.
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our primary focus is the continued commercialization of our Urgent® PC system, which we believe is the only FDA-approved minimally invasive nerve stimulation device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence — symptoms often associated with overactive bladder. We also offer Macroplastique® Implants, an injectable bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. Please visit Uroplasty, Inc. at http://uroplasty.com.
For complete information regarding Macroplastique indications, contraindications, warnings, precautions, instructions for use, storage, adverse reactions and disclaimer of warranties, please refer to the instructions for use brochure available at the Uroplasty website.
Forward-Looking Information
This press release contains forward-looking statements, which reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. In particular, our ability to continue to grow the market share of Macroplastique is subject to a number risks, including the risk that superior technology is developed for the control of adult female urinary incontinency, that competitors with superior personnel and financial resources are able to better market their products, or that physicians select other products because of delivery methods or otherwise.

For Further Information: Uroplasty, Inc.	EVC Group
David Kaysen, President and CEO, or	Doug Sherk (Investors)
Medi Jiwani, Vice President, CFO, and Treasurer,	415.896.6820
952.426.6140	Chris Gale (Media)
646.201.5431

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